Exhibit 99

                Dillard's, Inc. Declares Cash Dividend


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Nov. 21, 2007--Dillard's, Inc. (NYSE: DDS) (the "Company") announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable February 4, 2008 to shareholders of record as of December 31, 2007.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations